Exhibit 10.21

STEPAN COMPANY
DIRECTORS DEFERRED COMPENSATION PLAN
AMENDED AND RESTATED AS OF JANUARY 1, 2012

1.	Name of Plan, History, and Effective Date of Amendment and Restatement:
a.	Name of Plan. This Plan shall be known as the Directors Deferred Compensation Plan (the “Plan”).
b.

History.  Stepan Company, a Delaware corporation (the “Company”), previously established this Directors Deferred Compensation Plan.  The Plan was previously amended and restated as of November 3, 1992 and January 1, 2005, and further amended effective as of February 14, 2006.

c.

Effective Date of this Amendment and Restatement.  The following provisions shall constitute an amendment, restatement and continuation of the Plan as previously amended and as in effect immediately prior to January 1, 2012, the Effective Date of the Plan as set forth herein.

2.

Purpose of the Plan:  The purpose of the Plan is to allow non-employee members of the Board of Directors of the Company (the “Board”) the option of deferring some or all of their director’s compensation and their director’s stock award granted under the Stepan Company 2011 Incentive Compensation Plan, or any subsequent, replacement, or substituted version of such plan.

3.

Administration:  The authority to control the operation and administration of the Plan shall be vested in the Board, which shall have full authority to interpret the Plan, to determine all claims for benefits under the Plan, to decide all questions arising under the Plan, to prescribe, amend, and rescind rules and regulations pertaining to the Plan, and to make other determinations necessary or advisable for the administration of the Plan.  Any interpretation of the Plan and any decision on any matter within the discretion of the Board that is made by the Board, in good faith, is final and binding on all persons.

4.

Participation:Any non-employee director is eligible to participate in the Plan by executing and returning to the Company Secretary or his designee, a signed copy of a Deferral Election Form, as required under Section 6(a), or a  Stock Award Deferral Election Form, as required under Section 8(a).

5.	Company Acceptance: The President or any officer of the Company or his designee is authorized to accept, on behalf of the Company, a Deferral Election Form and a Stock Award Deferral Election Form.
6.	Deferrals of Director Compensation:
a.	Upon signing a Deferral Election Form and at the participating director’s election made prior to the beginning of the year for which compensation of the participating director is earned, such compensation shall be deferred.  The participating director’s compensation that has been deferred under this Plan shall be credited quarterly to a Deferred Compensation Account maintained in his name.

b.

Investment Options.  At such time as he signs his Deferral Election Form, a participating director shall elect to have his Deferred Compensation Account credited to one or more notional investment options (“Investment Options”) established under the Plan for measuring the income, gain or loss recorded for the director’s Deferred Compensation Account.  In connection therewith, there shall be established for each participating director, one or more subaccounts of his Deferred Compensation Account (“Subaccounts”) to reflect the director’s Investment Option selections or for such other reasons as the Board determines necessary or desirable for the administration of the Plan.  A participating director may change such election as provided for in Section 7 herein.

i.

Each Investment Option, other than the Stepan Common Stock Investment Option, shall be a security, mutual fund, common or collective trust, insurance company pooled separate account, or other notional benchmark for measuring the income, gain or loss recorded for a director’s Subaccount that qualifies as a “pre-determined actual investment” within the meaning of Section 31.3121(v)(2)-1(d)(2)(i)(C) of the U.S. Treasury Regulations.  There shall be at least four (4) Investment Options under the Plan which shall include the common stock of the Company (“Stepan Common Stock”).  The Plan Committee, as designee of the Board, may prospectively change Investment Options at any time upon notice to the directors.

ii.

Each Subaccount shall be adjusted to reflect the changes in value which result from income, gain or loss as if the deferred compensation credited to the Subaccount had actually been invested in the Investment Option for which it has been established.  In the case of the Stepan Common Stock Subaccount, dividends on Stepan Common Stock shall be credited as dividend equivalents as if they had been actually paid on the dividend payment date and immediately reinvested in Stepan Common Stock, based upon the closing price of Stepan Common Stock.

iii.

The Investment Options offered under the Plan are for the sole purpose of providing a performance measurement for adjusting Deferred Compensation Accounts for income, gain or loss.  Notwithstanding anything in this Plan to the contrary, the Company shall not be required to actually invest monies in any fund designated as an Investment Option, any decision to so invest shall remain within the complete discretion of the Company, and any amounts so invested shall remain the property of the Company.  A director whose Deferred

Compensation Account includes a Stepan Common Stock Subaccount shall have no rights of a shareholder of Stepan Common Stock.
7.	Investment Changes: A participating director may transfer amounts between Subaccounts by giving written notice to the Company Secretary or his designee, provided however that:
a.

No amount which is credited to a director’s Stepan Common Stock Subaccount, either initially or by subsequent transfer, shall be thereafter transferred from the director’s Stepan Common Stock Subaccount to another Investment Option.

b.

Any election under this Section 7 to transfer amounts between Subaccounts shall be made during the period permitted under the Company’s Insider Trading Policy as in effect from time to time and shall be subject to the other applicable terms of such Insider Trading Policy. Any transfer the participating director elects to make shall be effective as of the last day of the calendar quarter in which such transfer is elected.

8.	Deferrals of Stock Awards:
a.

Upon signing a Stock Award Deferral Election Form and at the participating director’s election made prior to the beginning of the year for which the stock award of the participating director is earned, such stock award (the “Deferred Stock Award”) shall be deferred.  The participating director’s Deferred Stock Award shall be credited annually to a Deferred Stock Award Account maintained in his name.  The election to defer receipt of the Deferred Stock Award applies to the entire grant.

b.

Dividend Equivalents.  As of the date any dividend is paid to shareholders of Stepan Common Stock, the participating director’s Deferred Stock Award Account shall also be credited with an additional Common Stock equivalent equal to the number of shares of Stepan Common Stock (including fractions of a share) that could have been purchased at the closing price on such date with the dividend paid on the number of shares of Stepan Common Stock to which the participating director’s Deferred Stock Award Account is then equivalent.

9.

Payments:  This Section 9 shall apply to payment of amounts credited to the director’s Deferred Compensation Account and to the director’s Deferred Stock Award Account (collectively, the “Deferred Accounts”), but shall not apply to Stock Awards granted to a director pursuant to Section 10.  The director is not required to make the same election with respect to the timing and method of the payment of both his Deferred Compensation Account and his Deferred Stock

Award Account, but rather may elect a different timing and method of payment for each account.
a.	A director may elect that payment of amounts credited to his Deferred Accounts begin at either one of the following times:
i.	Upon the director’s separation from service from the Company; or
ii.	At any age attained by the director that is after age 59.
b.	A director may elect the method of payment of amounts credited to his Deferred Accounts from among the following:
i.	3, 5, or 10 substantially equal annual installments; or
ii.	A single lump sum.

The amount of each such installment payment shall be calculated by dividing the balance credited to the participating director’s Deferred Compensation Accounts to which the election applies at the time of each such payment by the number of remaining installments (including the current installment).  For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each such installment payment shall be a separate payment and not one of a series of payments treated as a single payment.

c.	Payment of the director’s Deferred Accounts shall be made (in the case of a single lump sum) or commence (in the case of installments):
i.

In the first calendar year following the year in which the director has separated from service from the Company in the case of a director who has elected in his election form to receive payment upon separation from service from the Company, or

ii.

In the calendar year in which the director has attained the age specified by the director in his election form, in the case of a director who has elected to receive payment at a specified age that is after age 59.

d.

A director’s payment election shall be made in writing, as directed by the Board, no later than the December 31 prior to the calendar year for which the payment election shall first apply to a deferral of director’s compensation and shall apply to all director’s compensation that is deferred for future calendar years, if any, until the director is entitled to make a new distribution election under the Plan for compensation not yet earned, under rules established by the Board.  Any such new payment election (i) must be made no later than December 31 prior to the calendar year for which such payment election shall first apply to a deferral of director’s compensation, and (ii) shall only apply to director’s compensation earned for calendar years following the calendar year in which such payment election is made.

e.

A director who has failed to designate the method of payment for his Deferred Compensation Account or his Deferred Stock Award Account shall have such account for which he has failed to designate the method of payment distributed to him in the form of 5 substantially equal annual installments commencing in January of the year following the year in which the director has separated from service from the Company.

f.	All amounts distributed to a director under the Plan shall be subject to the special delay rule for Specified Employees set forth below.
g.

Notwithstanding anything in the Plan to the contrary, no payment that is paid by reason of a director’s separation of service from the Company shall be made to any director who is a “Specified Employee” as of the date of such director’s separation from service until the earlier of (i) the first day of the seventh month after the date of the director’s separation from service, or (ii) the date of the director’s death.  Any payment that would otherwise have been made during this period shall instead be aggregated and paid to the director (or, in the case of the director’s death, his surviving spouse, if there be one, or if not, to the director’s estate) in the form of a single lump sum upon the earlier of the dates specified in the preceding sentence.  “Specified Employee” for purposes of the Plan means, during the 12-month period beginning on April 1st of any calendar year, a director who met the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the regulations promulgated thereunder and without regard to Code Section 416(i)(5)) for being a “key employee” at any time during the 12-month period ending on the December 31st immediately preceding such April 1st.  Notwithstanding the foregoing, a director who otherwise would be a Specified Employee under the preceding sentence shall not be a Specified Employee for purposes of the Plan unless, as of the date of the director’s separation from service, stock of the Company (or any other entity treated as a single employer with the Company under Code Section 414(b) or (c)) is publicly traded on an established securities market or otherwise.

h.	Payments to a director under the Plan will be delayed under any of the circumstances specified in Subsections (i) through (ii) below or as provided in Section 17.
i.

Payments that would violate Applicable Law.  Payment of a director’s Deferred Accounts will be delayed where the Board reasonably anticipates that the making of the payment would violate Federal securities laws or other applicable law; provided that such payment will be made at the earliest date at which the Board reasonably anticipates that the making of the payment would not cause such violation.  For purposes of this subsection (i), the making of a payment that would cause inclusion in the director’s gross income or the application of any penalty or other provision of the Code is not treated as a violation of applicable law.

ii.

Other Payments.  The Board shall be permitted to delay a payment of a director’s Deferred Accounts upon such other events and conditions as may be prescribed under Code Section 409A and any regulations or other generally applicable official guidance issued thereunder.

i.

Upon the death of a director after the event providing for payment, payment of his Deferred Accounts will be continued to his surviving spouse on the basis of the director’s election under Section 9(b).  If death occurs before the event providing for payment, payments will be made to the director’s surviving spouse in substantially equal annual installments over a period of 5 years.  Any amount credited to a director’s Deferred Account after the last to die of the director or his spouse shall be continued to be paid on the same basis as provided above to such person’s estate.

j.

Except as otherwise provided in this Section 9(j), payment of a director’s Deferred Compensation Account under this Section 9 shall be made in cash.  Payment of a director’s Stepan Common Stock Subaccount and a director’s Deferred Stock Award Account under this Section 9 shall be distributed to the director solely in shares of Stepan Company Common Stock, except where a director’s Stepan Common Stock Subaccount or Deferred Stock Award Account contains any fractional shares, in which case the value of the fractional shares shall be paid in cash.

10.	Prior Stock Award:
a.

Prior to January 1, 2012, each February the Company provided each non-employee director with a Stock Award credited to his Stepan Common Stock Subaccount (a “Prior Stock Award”).  Although the Company no longer provides these Prior Stock Awards, a director’s Stepan Common Stock Subaccount may continue to hold amounts that were previously credited and have not been distributed.

b.	No transfer of any Prior Stock Award to any other Subaccount shall be allowed at any time.
c.

Notwithstanding Section 9 of the Plan, the Prior Stock Award shall be payable to the non-employee director on his separation from service from the Company, in a single lump sum payment, and shall be made only in shares of Stepan Common Stock.  In the event of the non-employee director’s death before all such amounts have been so paid or in the event of the non-employee director’s death occurs before the director has incurred a separation from service, the unpaid balance of the Stepan Common Stock Subaccount attributable to Prior Stock Awards shall be paid on the non-employee director’s death to the non-employee director’s surviving spouse, if there be one, or if not, to the director’s estate in a single lump sum payment made in shares of Stepan Common Stock.

d.

All amounts distributed to a director under the Plan that are attributable to a Prior Stock Award under this Section 10 shall be subject to the special delay rule for Specified Employees described in Section 9.

11.

No Acceleration of Payment.  Notwithstanding anything in the Plan to the contrary, the distribution of any portion of a director’s interest under the Plan may not be accelerated, whether at the election of the director or at the discretion of the Board or otherwise, except as may be specifically permitted under Code Section 409A and any regulations or generally applicable official guidance issued thereunder.

12.

Separation of Service.  “Separated from Service” and variations thereof for purposes of the Plan means a “separation from service” within the meaning of Code Section 409A and the regulations promulgated thereunder, including a separation by reason of the director’s retirement or termination of service with the Company for any other reason, but excluding a termination of service due to death.

13.

Nontransferability, Nonassignability.  The interest of a director under the Plan is not subject to the claims of his creditors, and may not be voluntarily or involuntarily assigned, transferred, alienated, pledged or encumbered.

14.	No Right to Serve as a Director. Nothing in the Plan shall confer upon a director the right to continue to serve as a member of the Board.
15.

Source of Benefits.  This Plan is an unfunded plan. The Company shall not be required to establish a trust or otherwise fund its obligations to directors under the Plan in any way.  A director’s interest under the Plan is solely that of a general, unsecured creditor of the Company.

16.

Section 409A of the Code.  It is intended that the Plan (including any amendments thereto) comply with the provisions of Section 409A of the Code so as to prevent the inclusion in gross income of any amounts accrued hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise be actually distributed or made available to non-employee directors.  The Plan shall be interpreted, construed and administered in a manner that will comply with Section 409A of the Code, including final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto.  Notwithstanding any other provision of the Plan, the Company does not guarantee any particular tax result for any director or beneficiary with respect to participation in or payments under the Plan, and each director or beneficiary shall be responsible for any taxes imposed on the director or beneficiary with respect to such participation or payments under the Plan.

17.

Timing of Payments.  Notwithstanding any provision of the Plan to the contrary, a distribution to be made as of a specified date or within a specified period under Section 9 or 10 shall be made on the date or within the period specified or as soon as administratively practicable thereafter, but in no event later than the last day of the same calendar year in which such date or period occurs.  In addition, if calculation of the amount of a payment is not administratively practicable due to events beyond the control of the non-employee director or his beneficiary or if making of a payment would jeopardize the ability of the Company to continue as a going concern, a payment will be treated as made on the specified date or in the specified period for purposes of the Plan if the payment is made during the first calendar year in which the calculation of the amount of the payment is administratively practicable or in which the making of the payment would not have such effect on the Company, as the case may be.

18.

Amendment and Termination.  The Board may from time to time amend the Plan in such respects as it deems advisable and may terminate the Plan at any time; provided, however, that no such amendment or termination shall adversely affect any right or obligation with respect to any amount accrued to a participating director’s Deferred Accounts under the Plan without the consent of the participating director or beneficiary, except that the consent requirement of participating directors or beneficiaries shall not apply to any amendment or termination that is deemed necessary by the Company to ensure compliance with Section 409A of the Code.  Notwithstanding the preceding sentence, the Board, in its sole discretion, may terminate this Plan to the extent and in the circumstances described in Treas. Reg. § 1.409A-3(j)(4)(ix), or any successor provision.

19.	Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural, and words in the plural shall include the singular.

IN WITNESS WHEREOF, the duly authorized officer of the Company has executed this Amended and Restated Directors Deferred Compensation Plan on behalf of the Company and has caused its corporate seal to be affixed this 14th day of February, 2012.

STEPAN COMPANY
Name_______________________________

Title________________________________

Title________________________________